The Washington Post Company

To Acquire Majority Interest in Celtic Healthcare, Inc.

WASHINGTON—October 1, 2012—The Washington Post Company (NYSE: WPO) today announced it has agreed to acquire a  majority interest in Celtic Healthcare, Inc., a leading provider of skilled home healthcare and hospice services in the northeastern and mid-Atlantic regions.  Arnie Burchianti, Celtic’s founder and CEO, will continue to run the business as CEO and co-owner.  The purchase price was not disclosed.

Donald E. Graham, chairman and chief executive officer of The Washington Post Company, said: “Our acquisition of Celtic Healthcare is part of the Post Company’s ongoing strategy of investing in companies with demonstrated earnings potential and strong management teams attracted to our long-term investment horizon.  It also fits with our decentralized operating philosophy.  We are a diverse group of businesses sharing common goals and values but each with its own identity and workplace culture, and with management responsible for its operations.”

Celtic Healthcare founder and chief executive officer Arnie Burchianti said: “This pending investment from The Washington Post Company is a landmark event for our company.  It positions Celtic for continued growth by combining our strong leadership, technology and expertise in delivering patient-centered care with the financial resources, long-term investment commitment and corporate values of The Washington Post Company.  Celtic’s management team and I view this as an excellent opportunity for our company, employees and, most importantly, the patients we have the privilege of serving on a daily basis.”

Edge Healthcare Partners, LLC is serving as the exclusive financial advisor to Celtic.

___

About Celtic Healthcare, Inc.

Celtic Healthcare is a multi-state provider of Medicare-certified home healthcare and hospice services.  Founded in Mars, PA, by Arnie Burchianti, a practicing physical therapist, Celtic’s service area now spans throughout western, central and northeastern Pennsylvania, and Montgomery and Baltimore counties in Maryland.  Celtic Healthcare has earned national recognition for its proprietary technology and specialized chronic disease management programs utilizing virtual and telehealth technologies.  Celtic also has received numerous awards including Best Places to Work, Fastest Growing Company, Homecare Marketing and Homecare Elite Status.

About The Washington Post Company

The Washington Post Company (NYSE:WPO) is a diversified education and media company. The Company’s Kaplan subsidiary provides a wide variety of educational services, both domestically and outside the United States, including programs to prepare students for careers in healthcare and many other fields.  Its media operations include cable television systems, newspaper publishing (principally The Washington Post) and television broadcasting (through the ownership and operation of six television broadcast stations).

# # #

Contacts:    Rima Calderon

                  (202) 334-6617

                  calderonr@washpost.com

                  Jodi McKinney

                  (724) 720-1221

                  mckinneyj@celtichealthcare.com